Exhibit 10.53
AMENDED PRIVATE LABEL CONSUMER LENDING PROGRAM AGREEMENT
This Amended Private Label Consumer Lending Program Agreement (“Agreement”) is entered into as of September 12, 2022 (“Effective Date”) by and between Better Holdco, Inc., Better Mortgage Corporation and its affiliates, with its principal place of business at 175 Greenwich, Fl. 57, New York, NY 10007 (“Better”), and Notable Finance, LLC, with its principal place of business at Six Landmark Square, Floor 4, Stamford, CT 06901 (“Notable”).
Better and Notable may be referred to individually in this Agreement as a “Party” and together as “Parties.” “Affiliate” means, with respect to a Party, a party that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Party. For purposes of this definition, “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies, whether through the ownership or voting capital stock or equity, by contract or otherwise and includes subsidiaries.
This Agreement amends and replaces in its entirety the Private Label Consumer Lending Program Agreement, effective October 15, 2021.
WHEREAS, Better is engaged in the origination, purchase, and refinance of residential mortgage loans offered through the Better.com website.
WHEREAS, Notable is a fintech lender specializing in consumer loans and is engaged in the consulting, design, marketing, administration, facilitation, origination and servicing of consumer-purpose loan programs through its technology platform.
WHEREAS, Notable has established a program to extend private label lending products to qualified consumers for the purchase of home improvement goods and services.
WHEREAS, the Parties desire to enter into this Agreement pursuant to which Notable will provide a private label consumer loan program (“Program”), which will be structured to include a non-revolving personal line of credit, with the unpaid principal balance converting to a closed-end, multiyear unsecured personal loan following the designated draw period, to qualified consumers (“Customers”) for the financing of purchases of home improvement products and services (the “Home Improvement Loans”).
NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I - MARKETING SERVICES AND FEES
1.1Marketing Services. Better will market and advertise the Program to Customers by email, advertisements, online widgets, technology integrations with Notable software, and other methods as may be agreed to by the Parties from time to time (the “Marketing Materials”). The Marketing Materials, as appropriate and agreed to by the Parties, will contain a link to a specific URL (the “URL”), to Notable’s website(s), webpage(s), or other systems, that may be private labeled, for Customers to obtain information regarding the Home Improvement Loans. There is no obligation for any Customer to apply for, purchase, or obtain the Home Improvement Loans.
The Parties hereby acknowledge that Better has no right, power or authority, express or implied, to originate any Program loan products or to negotiate the terms of the Home Improvement Loans on behalf of Notable. Notable has the sole discretion to underwrite and make decisions on applications for the Home Improvement Loans and to make any underwriting or credit decisions with respect to any Program loan products.

1.2Better Customer Lead Fees. Notable will pay Better for the Marketing Services per Customer Lead funded. A “Customer Lead” is defined as a Customer who submits an application for a Home Improvement Loan via the URL or other agreed upon means. The Fee is payable upon Notable’s funding of the relevant Home Improvement Loan. During the Term of this Agreement, on a quarterly basis on January 1st, April 1st, July 1st and October 1st, Notable will remit payment for the Customer Lead Fees accrued in the prior quarter. The fee shall be calculated on a monthly basis as follows: (i) 0-750 loans/month – 25% of the purchase premium; (ii) 751-1,250 loans/month – 50% of the purchase premium; and (iii) 1,251+ loans/month – 75% of the purchase premium.
1.3Notable Platform Integration Fee. Notable will provide engineering and product services to Better to make modifications to Better’s platform designed to facilitate the integration with Notable’s platform necessary for the implementation of the Program. Notable will perform the following scope of work:

Scope of Work	Cost
Allocated product and engineering resources for software development to enhance funnel behavior by lead channel, improve eligibility and underwriting functionality, and reporting.	$150,000
Custom API development to expand Better Mortgage’s API to improve permitted information sharing with top of funnel customers and enable seamless qualifying of new BMC customers.	$125,000
Development of a fully co-branded funnel, portal, and card for a standalone Better Home Card program.	$50,000
Collaboration on marketing and support behavior and materials, and sales training.	$25,000
Total Cost	$350,000
Upon written confirmation that one of the above-described tasks has been completed to Better’s satisfaction, Better will pay Notable for that task.
1.4Except as expressly set forth herein or as otherwise agreed in writing by the Parties, each Party is responsible for its own costs and expenses in performing its obligations under this Agreement. Notable will provide Better with such monthly reporting of applications and originated Home Improvement Loans for, among other things, as an accounting to validate the Fees paid by Notable.
ARTICLE II - RESPONSIBILITIES UNDER THE PROGRAM
2.1 Notable’s Responsibilities. In addition to its other obligations set forh elsewhere in this Agreement, the Parties agree that during the Term, Notable will:
(a)originate, service, and collect on Home Improvement Loans as further described herein;
(b)offer the Program to Better Customers pursuant to the Better Home Improvement Loan agreed-upon marketing documents and other related Better Home Loan documents; disburse the Home Improvement Loan cards under the Program by a physical debit card that allow for merchant/vendor payments (“Home Improvement Loan Card” or “Card”) as well as cash draws or check requests if additional parameters are agreed to by all parties and according to the terms and conditions of the Better Home Loan by Notable Disclosure and Loan Agreement;
(c)provide a program of Cash Back Rewards to users of the Card as referenced in the Notable Cash Back Rewards Terms and Conditions;
(d)provide a mobile-optimized, web-based portal for Better Customers to apply for their loan and manage their existing loan accounts;
(e)maintain one or more call center(s) to respond to inquiries from holders of the Card (“Cardholders”);
(f)maintain a system of record to identify current customers, manage their application or loan status, track and control disbursement and repayment activity by all means, and other necessary functionality for originating, servicing and collecting on Notable loans as required by Applicable Law (as defined below);
(g)maintain a system of controls to limit spend via the Card to Merchant Category Codes that constitute home improvement uses, which categories are to be agreed to by both Parties;
(h)handle collection and recovery efforts with respect to delinquent accounts, in conjunction with Notable’s third-party collections and recovery partners, as applicable;
(i)manage transaction disputes;
(j)provide the data analytics as agreed to by the Parties pursuant to Section 1.4 of this Agreement;
(k)establish and administer a process to address Customer complaints regarding the Program, Notable, or the loan product, including a mechanism by which the complaints may be reviewed by appropriate employees of Notable. If there are Customer complaints regarding the Program, Notable will provide Better, on a monthly basis, a report of those complaints and the status of their resolution. Except as further described in this Section, Notable shall provide on a monthly basis, no later than ten (10) business days after the last day of the month, an aggregated written report of anonymized Complaints. “Complaint” shall mean any written, oral, or electronic communication to Notable from or on behalf of a Better Customer, including through a State or federal regulator or Customer attorney, which involves an expression of dissatisfaction or concerns regarding Notable’s products. Notable will share Complaint verbatims or descriptions of Complaints with resolution details when possible. Upon the request of Better, the Parties will meet to discuss questions concerning Complaints; and
(l)comply with all Applicable Law with respect to the originating, servicing or administration of the Home Improvement Loan Program.
2.2 Better’s Responsibilities.
(a)Better will market the Home Improvement Loans products pursuant to Section 1.1 of this Agreement.

(b)Better will bear primary responsibility for marketing the Program and will ultimately make all marketing decisions; provided, however, that Better will submit any changes to Better’s marketing materials to Notable for review; Notable will approve changes to Better’s marketing materials that concern Notable or the Program.
(c)The Parties may agree to implement marketing initiatives including offering value propositions to Customers.
(d)For the subset of Customers who are also qualified customers of Better (“Better Customers”), Better will share certain Better Customer information with Notable pursuant to certain Better privacy and data sharing policies, which data is necessary in order for Notable to originate the Home Improvement Loans to Better Customers. Better will provide all notices and obtain all consents from each Better Customer as required under Applicable Law in connection with the sharing of any Better Customer information. Such Better Customer consent will be clear and conspicuous and will generally specify the categories of Customer information that Notable will receive and how Notable will use, store and otherwise process it, in addition to any other required disclosures under Applicable Law. Better will maintain records (which may include technical logs, screenshots, versions of customer consents obtained) to demonstrate its compliance with this Section 2.2 and will promptly provide such records to Notable upon request.
ARTICLE III - PRIVATE LABEL BRANDING,
MARKETING AND PROGRAM WEB PAGES
3.1 Better Landing Program Website. Better will maintain a Better-branded marketing landing page for Customers (“Better Program Website”). The Better Program Website shall be accessible by means of links from Better’s website and will contain or otherwise be associated with only such material and links as the Parties mutually agree upon, subject to Applicable Law including data privacy laws. Better will provide links to the Better Program Website on its marketing materials as the Parties agree upon.
3.2 Notable Program Website. Notable will maintain a Program website (“Notable Program Website”) that will permit Cardholders to (i) apply for the Home Improvement Loan; (ii) view the Cardholder’s account information and billing statements, (iii) make payments on the Cardholder’s account via automated clearing house transfer or other payment mechanism, (iv) perform account maintenance, and (v) contact customer service. Notable will work with Better to place one (1) Better banner ad per Better Home Improvement Loan customer on the customer’s loan account portal. The content of such banners will be jointly agreed to by both Parties in accordance with this Agreement.
3.3 Review of Marketing Materials.
(a)Review of Better Marketing Materials. Better will consult with Notable in the development of any communications, including emails, materials or other written, electronic or oral communications, regarding the Services (collectively, “Better Marketing Materials”). Prior to using any Better Materials, Better shall submit the same Better Marketing Materials to Notable for approval. Notable shall promptly notify Better of any information or statements therein related to Notable and/or the Products that Notable believes may be inaccurate, false, misleading, deceptive, or incomplete. If Notable so notifies Better or otherwise disapproves of any Better Marketing Materials, the Parties shall promptly and diligently work together to develop a mutually agreed upon form of such Better Marketing Materials.
(b)Review of Notable Materials. Notable will consult with Better in the development of any communications including emails, materials or other written, electronic or oral communications regarding the Marketing Services (collectively, “Notable Materials”). Prior to using any Notable Materials, Notable shall submit the Notable Materials to Better for approval. Better shall promptly notify Notable of any information or statements therein related to Better or the Services that Better believes may be inaccurate, false, misleading, deceptive, or incomplete. If Better so notifies Notable or otherwise disapproves of any Notable Materials, the Parties shall promptly and diligently work together to develop a mutually agreed upon form of such Materials.
3.4 Private Label and Co-Branded Program. The Parties will mutually agree to the Program materials that will contain either private label for Better or co-branding of the Parties, provided, however, that the Cards will be private labeled as a Better Program and the Home Improvement Loan transaction documents will be Notable branded, as will the Home Improvement Loan customer portal.
ARTICLE IV - TERM AND TERMINATION
Article 4.1 Term; Termination. This Agreement shall commence on the Effective Date and shall remain in effect for one (1) year (“Initial Term”), subject to an auto-renewal for an additional, second year unless either Party provides written notice to the other Party ninety (90) days prior to such renewal. Adjustments to this Program may be agreed to via a program amendment or executed by replacing this agreement and all terms herein. This Agreement shall remain in effect during the first year unless terminated by either Party by written notice to the other Party specifying the cause of termination, in the event of, (i) a regulator formally or informally directing such Party or its Affiliates to terminate this Agreement; or (ii) the other Party materially breaches, or fails to perform any of its obligations under, this Agreement provided that such breach or failure continues for a period of thirty (30) days after receipt by the defaulting party of a written notice specifying the default and that there shall be no cure period for breaches of confidentiality; or (iii) for convenience at any time with thirty (30) days advance written notice to the other Party. Sections 5.1, 5.3, 6.2, 7.1, 7.2, 8.1, 8.2, 8.8, 8.9, and 8.10 of this Agreement shall survive any termination or expiration of this Agreement.
ARTICLE V - CONFIDENTIAL INFORMATION AND TRADEMARKS
Article 5.1 Confidential Information. The terms of this Agreement and any non-public information, including non-public Customer information, and any “nonpublic personal information” (“NPI”) as defined in § 509 of the Gramm-Leach-Bliley Act, 15 U.S.C. § 6809, and implementing regulations thereof, exchanged between Better and Notable, including, but not limited to, all business, technical and financial information that Notable obtains from Better, or that Better obtains from Notable, in connection with this Agreement shall be treated as the disclosing party’s confidential information (“Confidential Information”). The receiving party shall treat the disclosing party’s Confidential Information as confidential to and as the property of the disclosing party and use a degree of care not less than the degree of care it uses with respect to its own information of like nature to prevent unauthorized access, use or disclosure, which in any event shall be no less than a reasonable degree of care. The receiving party and its corporate Affiliates shall not disclose any Confidential Information to, and will not use any Confidential Information for the benefit of, any third party, except to the extent necessary to carry out its obligations under this Agreement; provided, however, that any party may share

Confidential Information with its corporate Affiliates solely for the purpose of evaluating the relationship between the Parties, including without limitation, the program described in this Agreement.
Information is not considered Confidential Information if it: (a) is or becomes generally available to the public other than as a result of disclosure in violation of this Agreement; (b) was available to or already known by the receiving party on a non-confidential basis prior to its disclosure by the discloser; (c) is developed by the receiving party independently of any information acquired from the disclosing party; or (d) becomes available to the recipient on a non-confidential basis from a third party, provided that the receiving party has no reason to know that the third party is or may be bound by a confidentiality agreement with the disclosing party. This Agreement will not prohibit the disclosure of Confidential Information pursuant to a court order, subpoena or the requirement of any governmental authority, provided that the recipient promptly notifies the discloser of any such order or requirement to the extent permitted by law, and cooperates, at the discloser’s expense, in any effort to obtain a protective order from the issuing court or governmental authority limiting disclosure and use of the Confidential Information. Because of the unique and proprietary nature of the Confidential Information, each party shall be entitled to seek injunctive relief, without the necessity of posting any bond or surety, in addition to all other remedies available in law or equity in the event of any breach of this Section 5.1.
The receiving party will cease all use of the discloser’s Confidential Information and will return to the disclosing party all such Confidential Information in its possession or control, promptly upon the disclosing party’s request. Alternatively, at the disclosing party’s request, Confidential Information may be destroyed by shredding, erasing, or otherwise modifying the data to make it unreadable, undecipherable, and unrecoverable through any means. The requirement to return or destroy Confidential Information will not apply to Confidential Information that has been (i) incorporated into other documents for the internal use of the receiving party in performing its obligations or exercising its rights under this Agreement, or (ii) stored for backup or archiving purposes, but the receiving party will continue to comply with the provisions of this Agreement regarding such Confidential Information.
Article 5.2 Use of Marks. Better shall not, without Notable’s prior written consent, display or use, or instruct or permit others to display or use, any of Notable’s Trademarks (as defined below), or any words, phrases, pictures or graphics that are derived from or confusingly similar to the same, in any infringing manner or in any marketing, advertising or promotional efforts or materials, including, without limitation, in signs, brochures, business cards, directory listings, client lists, domain names, websites or Internet search engine technology. Notable shall not, without Better’s prior written consent, display or use, or instruct or permit others to display or use, any of Better’s Trademarks, or any words, phrases, pictures or graphics that are derived from or confusingly similar to the same, in any infringing manner or in any marketing, advertising or promotional efforts or materials, including, without limitation, in signs, brochures, business cards, directory listings, client lists, domain names, websites or Internet search engine technology. As used herein, “Trademark” means a party’s or its corporate affiliates’ company names, trade names, domain names, slogans, tag lines, logos, trademarks or service marks, whether or not registered.
Article 5.3 Limited License. Notable’s name(s) and logo(s) are Trademarks of Notable, and no right or license is granted to Better to use such Trademarks, except as expressly set forth in this Agreement, and not inconsistent with Applicable Law. Better’s name(s) and logo(s) are Trademarks of Better, and no right or license is granted to Notable to use such Trademarks, except as expressly set forth in this Agreement, and not inconsistent with Applicable Law. Better grants to Notable a limited, non-transferable, non-sublicensable, non-exclusive, royalty-free license, during the term of this Agreement, to use, reproduce, transmit and display the Better’s Trademarks as described in this Agreement, subject to Better’s prior written permission with respect to the specific use of such limited license, and subject to Applicable Law, and any trademark guidelines that may be provided by Better to Notable from time to time. Notable grants to Better a limited, non-transferable, non-sublicensable, non-exclusive, royalty-free license, during the term of this Agreement, to use, reproduce, transmit and display Notable’s Trademarks as described in this Agreement, subject to Notable’s prior written permission with respect to the specific use of such limited license, and subject to Applicable Law, and any trademark guidelines that may be provided by Notable to Better from time to time.
Article 5.4 Background IP. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party to this Agreement, as a result of this Agreement: (i) have any right under or to the preexisting intellectual property owned by the other Property (“Background IP”) except for the limited activities and purposes permitted by the licenses set forth in this Section 5; or (ii) obtain any ownership interest or other right, title, or interest in or to any other intellectual property or Confidential Information of the other Party, whether by implication, estoppel, or otherwise, including any items controlled or developed by the other Party, or delivered by the other Party, at any time pursuant to this Agreement.
ARTICLE VI - REGULATORY COMPLIANCE AND
INFORMATION SECURITY CONTROLS
6.1Compliance with Applicable Law. Each Party agrees that it will, at all times, comply with all local, state, or national laws, treaties and/or regulations (“Applicable Law”). For the avoidance of doubt, compliance with Applicable Law includes, but is not limited to, complying with all advertising, cybersecurity and data privacy laws applicable to a respective Party (including cooperation for data subject access and deletion rights requests), as well as obtaining any permits or licenses necessary for a Party’s operations and to perform its obligations under this Agreement. Each Party shall also require any of its vendors or others, including subcontractors to the extent permitted by the Agreement, who perform duties related to the Agreement to comply with all Applicable Law. If, in either Party’s reasonable judgment the performance of this Agreement would violate any Applicable Law, such Party may immediately suspend performance of this Agreement. Such action shall not constitute a default under this Agreement. Notable shall refrain from discriminating against Better Customers on any prohibited basis, and shall maintain policies that do not discriminate among its clients in any manner precluded by the Equal Credit Opportunity Act (15 U.S.C. §1691 et seq.).
6.2Regulatory Complaints or Inquiries. If either Party receives any regulatory complaint or inquiry concerning acts or omissions of any Party in connection with this Agreement, the receiving Party shall promptly notify the other Party to the extent legally permissible. The receiving Party shall have complete control over the form and content of any response it provides to a regulatory complaint or inquiry as it relates to the receiving Party’s line of business.
6.3Regulatory Approvals. Notable will obtain and maintain any necessary authority, approvals and licenses to provide unsecured lending services from the appropriate Governmental Authorities.
6.4Privacy Controls. Each Party shall (i) comply with all Applicable Laws related to the protection, privacy and security of the information that may be provided by the other Party and (ii) provide copies of its privacy and security policies, and material updates to those privacy policies to the other Party.
6.5Information Security. The Parties shall at all times maintain and enforce industry standard written data protection policies and procedures in connection with the its handling and processing of Confidential Information, including but limited to the following: (i) information security management; (ii) human resource security management; (iii) physical and environmental security management; (iv) communications and operations management; (v) information access control management; (vi) business continuity and disaster recovery management; and (vii) information disposal.
6.6Security Incidents. Each Party shall, no later than forty eight (48) hours after discovery, notify the other Party of any actual or reasonably suspected unauthorized acquisition, access, destruction or accidental loss, alteration, or disclosure involving any Confidential Information, including personally identifiable information, of Customers (“Security Incident”). Such notice to the other Party shall include, at a minimum, (i) the general circumstances and scope of the Security Incident; (ii) the number of Customers that were affected; (iii) a summary of the steps taken to secure the impacted data and information and preserve information necessary for any investigation; and (iv) a summary of the remediation steps taken in response to the Security incident. If any of the foregoing information is not available at the time of initial notice, the affected Party shall provide supplemental notice with such information as soon as it is reasonably determined or available.
6.7Cooperation. Unless otherwise stated here, each Party shall use commercially reasonable efforts to: (i) perform its responsibilities in accordance with this Agreement; (ii) cooperate with and provide reasonable support to the other Party in connection with the other Party’s performance of its obligations under this Agreement; and (iii) work with the other Party to develop and improve the functionality of the Program and the services provided by Notable with respect to the Program.
ARTICLE VII - INDEMNIFICATION
7.1Infringement indemnification. Notable, at its sole cost and expense, will indemnify and defend Better, its corporate affiliates and its and their respective officers, directors, employees, and agents and each of their successors and assigns (together, the “Better Indemnitees”) for and from any and all losses, liabilities, damages, settlements, judgments and expenses (including reasonable attorneys’ fees), arising out of or in conjunction with any demand, claim or action that alleges any violation, infringement or misappropriation of any patent, Trademark (as defined in Section 5.2), copyright, trade secret or other intellectual property right by Notable or its affiliates or based on any Better Indemnitee’s use or possession of material provided by Notable in connection with this Agreement. Notable will have the right to conduct the defense of any such demand, claim or action and all negotiations for settlement or compromise, unless otherwise mutually agreed to in writing by the parties hereto, provided any settlement fully releases Better and does not admit any liability on behalf of Better. However, the Better Indemnitees, at their own expense, will have the right to participate in the defense of any such demand, claim or action through counsel of its choosing. Better, at its sole cost and expense, will indemnify and defend Notable, its corporate affiliates and its and their respective officers, directors, employees, and agents and each of their successors and assigns (together, the “Notable Indemnitees”) for and from any and all losses, liabilities, damages, settlements, judgments and expenses (including reasonable attorneys’ fees), arising out of or in conjunction with any demand, claim or action that alleges any violation, infringement or misappropriation of any patent, Trademark, copyright, trade secret or other intellectual property right by Better or its Affiliates; provided, that, any such claim is predicated on Better’s Services, platforms, applications, websites, offerings, technologies, and other property or activities or Notable’s use or possession of material provided by Better in connection with this Agreement. Better will have the right to conduct the defense of any such demand, claim or action and all negotiations for settlement or compromise, unless otherwise mutually agreed to in writing by the Parties hereto, provided any settlement fully releases Notable and does not admit any liability on behalf of Notable. However, the Notable Indemnitees, at their own expense, will have the right to participate in the defense of any such demand, claim or action through counsel of its choosing.

7.2General Indemnity. Each Party (the “Indemnitor”) will indemnify and defend the other Party, its corporate affiliates, and its and their respective officers, directors, employees, and agents and each of their successors and assigns (the “Indemnified Parties”) for and from any and all losses, liabilities, damages, actions, claims, demands, settlements, judgments, and any other expense including, but not limited to, attorneys’ fees and expenses, which are asserted against, incurred or suffered by the Indemnified Parties and which arise out of:
(a)the violation of any Applicable Law, by the Indemnitor, its officers, directors, employees, or agents;
(b)the material breach by the Indemnitor, its officers, directors, employees, or agents of any covenant, condition, warranty, or representation contained in this Agreement;
(c)the gross negligence, or willful or wanton misconduct of the Indemnitor, its officers, directors, employees, or agents;
(d)in the case of Notable as Indemnitor, any dispute between a Better Customer and Notable as it relates to (i) Notable’s activities pursuant to this Agreement, but only to the extent that such dispute does not arise out of or involve Better’s breach of this Agreement or material solely provided by and developed by Better in connection with this Agreement; or (ii) the Notable Products procured by the Better Customer; or
(e)in the case of Better as the Indemnitor, any dispute between a Better Customer and Better as it relates to Better’s activities pursuant to this Agreement, but only to the extent that such dispute does not arise out of or involve Notable’s breach of this Agreement or material solely provided by and developed by Notable in connection with this Agreement or any Services.
ARTICLE VIII - MISCELLANEOUS
8.1Limitation on Liability. EXCEPT FOR A BREACH OF SECTION 4, SECTION 8, OR THE INDEMNIFICATION OBLIGATIONS DETAILED IN SECTION 7 ABOVE, NEITHER PARTY NOR THEIR CORPORATE AFFILIATES SHALL BE LIABLE OR OBLIGATED UNDER ANY SECTION OF THIS AGREEMENT OR UNDER CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (A) ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR (B) FOR ANY DIRECT DAMAGES, COSTS, LOSSES OR LIABILITIES IN EXCESS OF THE GREATER OF: (1) THE TOTAL AMOUNT PAID BY EITHER PARTY TO THE OTHER UNDER THIS AGREEMENT; OR (2) ONE THOUSAND ($1,000) U.S. DOLLARS.
NOTABLE’S LIABILITY WILL BE LIMITED TO THE AMOUNTS PAID TO NOTABLE BY BETTER FOR THE SERVICES DURING THE FOUR (4)-MONTH PERIOD IMMEDIATELY PRECEDING THE EVENTS GIVING RISE TO THE LIABILITY, PROVIDED, HOWEVER, THAT SUCH LIMITATION WILL NOT APPLY IN THE EVENT THERE IS GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT.
8.2Representations; Warranty Disclaimer. Each Party represents and warrants to the other Party that (i) such Party has the required power and authority to enter into this Agreement and to perform its obligations hereunder; (ii) the execution of this Agreement and performance of its obligations thereunder do not and will not violate any other agreement to which it is a party; and (iii) this Agreement constitutes a legal, valid and binding contract when signed by both Parties and with relevant related party approvals from Better’s Board of Directors. Both Parties represent and warrant that they each have all necessary right and license to use any Trademarks (as defined in Section 5.2) of third parties that will appear on Notable Material or Better Material, sites, pages, communications or other content. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE IN THIS SECTION 8.2, EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, FOR ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND/OR IMPLIED WARRANTIES ARISING FROM ANY COURSE OF DEALING OR COURSE OF PERFORMANCE.
8.3Notable Representations. The Parties mutually represent and warrant that in all decisions regarding the Notable Products, Notable alone shall act as the lender, and that Notable shall be the sole decision-maker for all Notable Product approval decisions and all decisions affecting the Notable Products individually. Notable represents and warrants that in connection with the Notable Products, it will at all times comply in all material respects with its own internal lending criteria, as well as any action, code, consent decree, constitution, decree, directive, enactment, finding, law, injunction, binding interpretation, judgment, order, ordinance, proclamation, promulgation, regulation, requirement, rule, rule of law, settlement agreement, statute, or writ, of any governmental authority, or any particular section, part or provision thereof, including all Federal and state banking or securities laws, to which Notable is subject or by which it or any of its assets or properties are bound, and, as applicable the rules, requirements and regulations issued by credit card associations and the National Automated Clearing House Association, as well as any changes, supplements or amendments to the same. Notable represents and warrants that its interest rate on any Notable Products will not exceed the lowest applicable state usury rate.
8.4Audit Rights. Upon reasonable advance written notice to Notable, Better, at Better’s sole expense, may audit Notable annually thereafter for compliance with the terms of this Agreement, including Notable’s policies and procedures and records relating to express customer consents with respect to the loan agreement, autopay agreement, and other obligor-related documents related to the loan transactions. Upon reasonable advance written notice to Better, Notable, at Notable’s sole expense, may audit Better annually for compliance with the terms of this Agreement, including Better’s policies and procedures and records relating to the provision of Customer Leads. Each Party agrees that any such audit shall be subject to the other Party’s reasonable security policies and procedures. Any Confidential Information received by a Party in the course of its audit of the other Party shall be subject to the confidentiality obligations of Article 5 of this Agreement.
8.5Relationships of the Parties. For all purposes of this Agreement, each party shall be and act as an independent contractor and not as partner, joint venturer, or agent of the other and shall not bind nor attempt to bind the other to any contract.
8.6Notices. All notices under this Agreement shall be in writing and sent via overnight courier or certified mail, return receipt requested, and shall be deemed given when personally delivered to the address of the Party to be noticed as set forth herein or such other address as such party last provided to the other by written notice.
If to Better:
Name: Better
Address: 175 Greenwich Street, 57th Floor, New York, NY 10007
Attention: General Counsel
Email: legal@better.com

If to Notable:
Name: Notable Finance, LLC
Address: Six Landmark Square, Floor 4, Stamford, CT 06901
Attention: Austin Lane, CEO
Email: austin@notablefi.com
With a concurrent copy (which copy shall not constitute Notice) to:
Name: Notable Finance, LLC
Address: Six Landmark Square, Floor 4, Stamford, CT 06901
Attention: Sofia Skarlatos, General Counsel
Email: sskarlatos@notablefi.com
8.7Assignment. Neither Party shall have any right or ability to assign, transfer, or sublicense any obligations or benefit under this Agreement without the written consent of the other Party, which shall not be unreasonably withheld, except that (a) this Agreement may be assigned by either Party to its successor-in-interest in connection with, (i) a merger, consolidation or similar corporate transaction, or (ii) a sale of all or substantially all of its assets or sale of the portion of its assets to which this Agreement pertains, and (b) the Parties shall have the automatic right, upon written notice, to assign this Agreement to an Affiliate created in the ordinary course of business. Any attempted sale, assignment, sublicense, or conveyance in violation of this Section 8.7 shall be void.
8.8Governing Law. The Parties agree that this Agreement shall be governed by the laws of the State of New York without regard to the conflict of laws provisions thereof.
8.9Severability. The Parties further agree that if any portion of this Agreement is illegal or unenforceable, such portion(s) shall be limited or excluded from this Agreement to the minimum extent required and the balance of this Agreement shall remain in full force and effect and enforceable.
8.10Attorneys’ Fees. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys’ fees.
8.11Entire Agreement. This Agreement contains the entire understanding of the Parties regarding its subject matter and can only be modified or waived by a subsequent written agreement signed by both Parties.

ACCEPTED AND AGREED TO:

BETTER MORTGAGE CORPORATION		NOTABLE FINANCE, LLC

By:	/s/ Paula Tuffin	By:	/s/ Sofia Skarlatos

Printed Name:	Paula Tuffin	Printed Name:	Sofia Skarlatos

Title:	General Counsel	Title:	General Counsel

Date:	9/13/2022	Date:	9/12/2022

BETTER HOLDCO, INC.

By:	/s/ Paula Tuffin

Printed Name:	Paula Tuffin

Title:	General Counsel

Date:	9/13/2022